Exhibit 5.1

September 14, 2009

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Ladies and Gentlemen:

We have acted as counsel for ICF International, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the offer and sale from time to time by the Company of shares of common stock, par value $.001 per share (the “Common Stock”), having an aggregate offering price of up to $200,000,000, and (ii) the offer and resale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 3,129,504 shares of Common Stock.

We have reviewed the Registration Statement and have examined such other documents, and considered such legal matters, as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed there will be a sufficient number of authorized shares of Common Stock available at the time of issuance of the Common Stock as contemplated by the Registration Statement, the prospectus contained in the Registration Statement and any applicable prospectus supplement. As to factual matters not within our actual knowledge, we have relied without independent verification upon certificates of public officials and certificates of officers of the Company.

Based upon the foregoing and subject to the qualifications set forth below, it is our opinion that:

1. When shares of Common Stock are issued, delivered and paid for in the manner contemplated by the prospectus contained in the Registration Statement and by the applicable prospectus supplement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. The shares of Common Stock held by the Selling Stockholder to be resold in the manner contemplated by the prospectus contained in the Registration Statement and by the applicable prospectus supplement are validly issued, fully paid and nonassessable.

ICF International, Inc.

September 14, 2009

This opinion is based solely upon the General Corporation Law of the State of Delaware. This opinion is given as of the date hereof and we assume no obligation to update or supplement the opinion to reflect any facts or circumstances that may subsequently come to our attention or any changes in laws that may subsequently occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Securities Act.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.